Exhibit 2.11
DESCRIPTION OF THE REGISTRANT’S SECURITIES
REGISTERED UNDER SECTION 12 OF THE SECURITIES EXCHANGE ACT OF 1934
As of December 31, 2025, Prenetics Global Limited (the “Company”, “we”, “us” and “our”) had the following series of securities registered pursuant to Section 12(b) of the Exchange Act:

Title of each class	Trading symbol(s)	Name of each exchange on which registered
Class A Ordinary Shares, par value $0.0015 per share	PRE	The Nasdaq Stock Market LLC
Warrants	PRENW	The Nasdaq Stock Market LLC
Description of Ordinary Shares
For a summary of certain material provisions of our Amended and Restated Memorandum and Articles of Association, as amended by special resolution on August 1, 2025 (the “Memorandum and Articles of Association”), as well as the Companies Act (As Revised) of the Cayman Islands (the “Companies Act”) insofar as they relate to the material terms of our ordinary shares, refer to "Item 10. Additional Information—B. Memorandum and Articles of Association" in our annual report on Form 20-F for the fiscal year ended December 31, 2025, filed with the SEC on April 30, 2026 ("2025 Form 20-F"). Notwithstanding this, because it is a summary, it may not contain all the information that you may otherwise deem important. For more complete information, you should read the entire Memorandum and Articles of Association, which has been filed with the SEC as exhibit 1.1 to our 2025 Form 20-F.
Debt Securities
Not applicable.
Warrants and Rights
The number of Warrants that were outstanding as of December 31, 2025 is provided on the cover of our 2025 Form 20-F. Our Warrants are issued in registered (book-entry) form under the warrant agreement, dated May 13, 2021, by and between Artisan Acquisition Corp. (“Artisan”) and Continental Stock Transfer & Trust Company (“Continental”), as warrant agent, as amended by the Assignment, Assumption and Amendment Agreement, dated September 15, 2021, by and among Artisan, the Company and Continental (the warrant agreement, as amended, the “Warrant Agreement”).
In connection with and upon the consummation of the Business Combination, each Artisan Warrant outstanding immediately prior to the Business Combination was assumed by the Company and converted into a Warrant entitling the holder thereof to purchase such number of Class A Ordinary Shares equal to the Class A Exchange Ratio upon exercise. Each Warrant continues to have and be subject to substantially the same terms and conditions as were applicable to such Artisan Warrant immediately prior to the consummation of the Business Combination (including any repurchase rights and cashless exercise provisions).
The following summary of certain provisions relating to our Warrants does not purport to be complete and is subject to, and is qualified in its entirety by reference to the Warrant Agreement.
General

Each Warrant entitles its holder to purchase 1.29 Class A Ordinary Share at an exercise price (the “Exercise Price”) of $133.65 per 1.29 shares (or an effective price of $103.60 per share), subject to adjustment pursuant to the terms of the Assignment, Assumption and Amendment Agreement and the warrant agreement, dated May 13, 2021, by and between Artisan and Continental. Our Warrants became exercisable on June 17, 2022. The Warrants will expire at the earliest to occur of (i) 5:00 p.m., New York City time on May 18, 2027 and (ii) 5:00 p.m., New York City time on the redemption date, if any, that we may fix in accordance with the Warrant Agreement, except that in the case of any private warrants held by the Sponsor or any of its Permitted Transferees, they will expire at 5:00 p.m., New York City time on May 18, 2027 (the expiration dates of the warrants, the “Expiration Date”). We may in our sole discretion extend the duration of the warrants so long as we provide at least twenty (20) days’ prior written notice to all registered holders. Any such extension must be identical among all of the warrants. Any warrant not exercised prior to its expiration will become void.

Exercise of Warrants
A Warrant may be exercised by delivering to the warrant agent (i) the Warrant, (ii) an election to purchase form, and (iii) the payment in full of the Exercise Price and any and all applicable taxes due in connection with the exercise.
As soon as practicable after the exercise of any Warrant we will issue a book-entry position or certificate, as applicable, for the Class A Ordinary Shares. All Class A Ordinary Shares issued upon the proper exercise of a Warrant in conformity with the Warrant Agreement will be validly issued, fully paid and non-assessable.
A Warrant holder may notify us in writing of the holder’s election to be subject to a provision of the Warrant Agreement preventing the holder from exercising a Warrant, to the extent that, after giving effect to such exercise, the holder (together with its affiliates), to the warrant agent’s actual knowledge, would beneficially own in excess of 9.8% (or such other amount as a holder may specify) (the “Maximum Percentage”) of our outstanding Class A Ordinary Shares immediately after giving effect to such exercise. By written notice to us, a Warrant holder may increase or decrease the Maximum Percentage to any other percentage specified in such notice; provided, however, that any such increase will not be effective until the sixty-first (61st) day after such notice is delivered to us.
Notwithstanding the above, we are not obligated to deliver any Class A Ordinary Shares pursuant to the exercise of a Warrant and do not have the obligation to settle such Warrant exercise unless a registration statement under the Securities Act with respect to the Class A Ordinary Shares underlying the Warrants is then effective and a prospectus relating thereto is current, subject to our satisfaction of obligations with respect to registration under the Warrant Agreement, or a valid exemption from registration is available. No Warrant will be exercisable and we will not be obligated to issue a Class A Ordinary Share upon exercise of a Warrant unless the Class A Ordinary Share issuable upon such Warrant exercise has been registered, qualified or deemed to be exempt under the securities laws of the state of residence of the registered holder of the Warrants.
Adjustments
We may, in our sole discretion, lower the Exercise Price at any time prior to the Expiration Date for a period of not less than fifteen business days, unless otherwise required by applicable laws, stock exchange rules or the U.S. Securities and Exchange Commission (the “SEC”), provided that we provide at least five days’ prior written notice to the holders and any such reduction shall be identical among all of the Warrants.
The number of Class A Ordinary Shares issuable upon the exercise of the Warrants is subject to customary adjustments in certain circumstances, such as a capitalization or share dividend of ordinary shares, or by a sub-division of ordinary shares or other similar event, as described in the Warrant Agreement. In the event the number of Class A Ordinary Shares purchasable upon the exercise of the

Warrants is adjusted, the Exercise Price will be adjusted (to the nearest cent) by multiplying the Exercise Price immediately prior to such adjustment, by a fraction (x) the numerator of which shall be the number of ordinary shares purchasable upon the exercise of the Warrants immediately prior to such adjustment, and (y) the denominator of which shall be the number of ordinary shares so purchasable immediately thereafter.
If, by reason of any adjustment made pursuant to the events described above, the holder of any Warrant would be entitled, upon the exercise of such Warrant, to receive a fractional interest in a share, we will, upon such exercise, round down to the nearest whole number the number of ordinary shares to be issued to such holder.
Warrant holders also have replacement rights in the case of certain reclassification, reorganization, merger, consolidation or sale transactions involving our company or substantially all of our assets (each a “Replacement Event”). Upon the occurrence of any Replacement Event, Warrant holders will have the right to purchase and receive (in lieu of our Class A Ordinary Shares) the kind and amount of stock or other securities or property (including cash) receivable upon such Replacement Event that the holder would have received if the Warrants were exercised immediately prior to such event.
Upon any adjustment of the Exercise Price or the number of shares issuable upon exercise of a Warrant, we will provide written notice of such adjustment to the warrant agent stating the Exercise Price resulting from such adjustment and the increase or decrease, if any, in the number of Class A Ordinary Shares purchasable at such price upon the exercise of a Warrant. We will also provide written notice of any adjustment described above to each Warrant holder at the last address set forth in the warrant register, of the record date or the effective date of the event.

Cashless Exercise
We agreed to use commercially reasonable efforts to file with the SEC as soon as practicable a registration statement for the registration, under the Securities Act, of the Class A Ordinary Shares issuable upon exercise of the Warrants. We are obligated to use commercially reasonable efforts to cause the registration statement to become effective and to maintain its effectiveness, and a current prospectus relating thereto, until the expiration or redemption of the Warrants. Warrant holders have the right, during any period that we may fail to, as agreed, maintain an effective registration statement covering the Class A Ordinary Shares issuable upon exercise of the Warrants, to exercise such Warrants on a “cashless basis.” In a cashless exercise, holders may exchange their Warrants for a number of Class A Ordinary Shares equal to the lesser of (A) the quotient obtained by dividing (x) the product of the number of Class A Ordinary Shares underlying the Warrants, multiplied by the excess of the Fair Market Value (as defined hereinafter) less the Exercise Price by (y) the Fair Market Value and (B) 0.361 per Warrant. “Fair Market Value” in this paragraph means the volume weighted average price of the Class A Ordinary Shares as reported during the ten trading days ending on the trading day prior to the date that notice of exercise is received by the warrant agent.
If, by reason of any exercise of Warrants on a “cashless basis”, the holder of any Warrant would be entitled, upon the exercise of such Warrant, to receive a fractional interest in a Class A Ordinary Share, we will round down to the nearest whole number, the number of Class A Ordinary Shares to be issued to such holder.
Redemption
We have the right to redeem all the Warrants (but not less than all the Warrants), at any time while they are exercisable and prior to their expiration, at the office of the warrant agent, upon notice to the registered holders of the Warrants, at the price of $0.01 per Warrant (the “Redemption Price”), if (i) the last reported sale price of our Class A Ordinary Shares has been at least $18.00 per share (subject to certain adjustments), for any twenty (20) trading days within the thirty (30) trading-day period ending on the third trading day prior to the date on which notice of the redemption is given and (ii) there is an effective registration statement covering issuance of the Class A Ordinary Shares issuable upon exercise of the Warrants, and a current prospectus relating thereto, available throughout the 30 days prior to the redemption date.
In the event we choose to redeem all outstanding Warrants, we are required to (i) fix a date for the redemption and (ii) provide notice to the registered holders of the Warrants at least 30 days prior to the redemption date. We will mail any such notice of redemption by first class mail, postage prepaid, not less than 30 days prior to the redemption date to registered Warrant holders. The notice will be sent to each registered holder’s last address as it appears on the registration books. Any notice so mailed will be conclusively presumed to have been duly given, whether or not the registered holder actually receives such notice.
If there is no effective registration statement and current prospectus available, we may nonetheless redeem the Warrants on a “cashless basis,” provided that (i) the last reported sale price of our Class A Ordinary Shares has been at least $10.00 per share (subject to certain adjustments) the last reported sales price of the Class A Ordinary Shares for any twenty (20) trading days within the thirty (30) trading-day period ending on the third trading day prior to the date on which notice of the redemption is given; and (ii) the holders are able to exercise their Warrants on a cashless basis prior to redemption and receive that number of Class A Ordinary Shares determined based on the date of redemption and the volume weighted average price of the Class A Ordinary Shares during the ten trading days immediately following the date on which the notice of redemption is sent to holders of the Warrants.
On and after the redemption date, the record holder of the Warrants will have no further rights except to receive, upon surrender of the Warrants, the Redemption Price.
The redemption rights above do not apply to the private warrants unless and until they are transferred to persons other than the Sponsor and its Permitted Transferees.
Other Securities
Not applicable.

Description of American Depositary Shares
Not applicable.

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